Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-81691 and No. 33-48578) on Form S-8 of First Data Corporation of our report dated June 28, 2007, pertaining to the financial statements and supplemental schedule of the First Data Corporation Incentive Savings Plan as of December 31, 2006 and 2005 and for the year ended December 31, 2006 appearing in this Annual Report on Form 11-K of First Data Corporation Incentive Savings Plan.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

June 28, 2007